Exhibit 99.1

1660 Wynkoop Street, Suite 1000
Denver Colorado 80202-1132
Phone: (303)573-1660
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com
Royal Gold Amends its Term Loan and Retires Debentures
     DENVER, COLORADO. MARCH 29, 2010: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) today announced that it amended its term loan facility (“Term Loan”) with HSBC Bank USA, National Association (“HSBC”) and will retire the debentures of International Royalty Corporation (“IRC”). The Term Loan was funded in conjunction with the closing of the Plan of Arrangement between Royal Gold and IRC on February 22, 2010.
     The modifications to the Term Loan include, among other items: 1) an increase in the principal balance available under the Term Loan from US$100 million to US$130 million; 2) an extension of the final maturity date from 18 to 36 months from the initial funding date of February 17, 2010; 3) increases in the applicable LIBOR margin (currently set at 2.25%) by 0.50% every six months, commencing 18 months after the initial funding date until maturity; and 4) a reduction in the amortization rate from 10% of the initial funded amount per quarter to 5% of the fully funded principal amount per quarter. The Bank of Nova Scotia (“Scotia”) joined the Term Loan as a “Lender” with a commitment of US$50 million. The additional Term Loan proceeds of US$30 million will be used to redeem the outstanding 5.5% senior secured debentures of IRC totaling C$30 million (approximately US$29.4 million) which were scheduled to mature on February 22, 2011. In addition to the proposed changes to the Term Loan, HSBC and Scotia have amended certain provisions under the Company’s US$125 million revolving credit facility to match those of the Term Loan.
     Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. The Company owns royalties on 193 properties on six continents, including royalties on 31 producing mines and 20 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.
For further information, please contact:
Karen Gross
Vice President and Corporate Secretary
(303) 575-6504
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